Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 127	(212) 355-4449 ext. 103
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FISCAL SECOND QUARTER 2012 FINANCIAL RESULTS

OCC® Sets New Record for Quarterly Sales,

Achieves Increases in Gross Profit and Net Income

ROANOKE, VA, June 8, 2012 – Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its fiscal second quarter ended April 30, 2012. The Company achieved increases in net sales, gross profit and net income for both the quarter and year-to-date periods, compared to the same periods in fiscal year 2011.

Second Quarter 2012 Financial Results

OCC’s consolidated net sales for the second quarter of fiscal year 2012 were the highest in OCC’s history – exceeding the previous quarterly net sales record set in the fourth quarter of fiscal year 2011.

Consolidated net sales for the second quarter of fiscal 2012 increased 28.3% to $22.1 million, compared to consolidated net sales of $17.2 million for the same period last year. The increase in net sales during the second quarter of fiscal 2012 was attributable primarily to increased sales of the Company’s fiber optic cable products.

Net sales to customers in the United States increased 20.5% in the second quarter of fiscal 2012, compared to the same period last year, and net sales to customers outside of the United States increased 56.3%. Additionally, the Company achieved an increase in net sales during the second quarter of fiscal 2012 in both its commercial and specialty markets, compared to the second quarter of fiscal 2011.

Optical Cable Corp. – Second Quarter 2012 Earnings Release

Gross profit increased 49.1% to $8.9 million in the second quarter of fiscal 2012, compared to $5.9 million in the second quarter of fiscal year 2011. Gross profit margin, or gross profit as a percentage of net sales, increased to 40.2% in the second quarter of fiscal 2012 from 34.6% in the second quarter of fiscal year 2011.

OCC recorded net income attributable to the Company of $949,000, or $0.15 per basic and diluted share, for the second quarter of fiscal 2012, compared to a net loss attributable to the Company of $90,000, or $0.02 per basic and diluted share, for the second quarter of fiscal 2011.

Fiscal Year-to-Date 2012 Financial Results

Consolidated net sales for the first half of fiscal 2012 increased 12.9% to $39.4 million, compared to net sales of $34.9 million for the same period last year. The increase in net sales during the first half of fiscal 2012 was primarily attributable to increased sales of the Company’s fiber optic cable products.

Net sales to customers in the United States increased 10.3% in the first half of fiscal year 2012, compared to the same period last year, and net sales to customers outside of the United States increased 20.4%. Additionally, the Company achieved an increase in net sales during the first half of fiscal year 2012 in its commercial markets, but this increase was partially offset by decreases in net sales in its specialty markets.

Gross profit increased 21.4% to $15.0 million in the first half of fiscal 2012, compared to $12.4 million in the first half of fiscal 2011. Gross profit margin increased to 38.1% in the first half of fiscal 2012 from 35.4% in the first half of fiscal 2011.

OCC recorded net income attributable to the Company of $1.1 million, or $0.18 per basic and diluted share, for the first half of fiscal year 2012, compared to $312,000, or $0.05 per basic and diluted share, for the same period in fiscal year 2011.

Management’s Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “We are pleased to have established a new record for net sales in our second quarter. Our record results reflect OCC’s success winning new business. We particularly are encouraged by increased demand for our fiber optic cable products, which at this time we expect will continue in the second half of fiscal 2012.”

Mr. Wilkin added, “Our balance sheet is strong and we continue to return capital to shareholders through the regular quarterly dividend, which the Board increased during the first quarter of this year. We expect the remainder of fiscal 2012 to continue to be characterized by sales and earnings growth for OCC when compared to the same periods in fiscal 2011, as we continue executing our growth strategy and working to improve operations and efficiencies, to create value for shareholders.”

Optical Cable Corp. – Second Quarter 2012 Earnings Release

Conference Call Information

As previously announced, OCC will host a conference call today, Friday, June 8, 2012, at 10:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (888) 868-9083 or (973) 935-8512. For interested individuals unable to join the call, a replay will be available through June 15, 2012 by dialing (800) 585-8367 or (404) 537-3406, pass code 87680302. The call will also be broadcast live over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communications cabling and connectivity solutions primarily for the enterprise market, offering an integrated suite of high quality, warranted products which operate as a system solution or seamlessly integrate with other providers’ offerings. OCC’s product offerings include designs for uses ranging from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining and broadcast applications. OCC products include fiber optic and copper cabling, fiber optic and copper connectors, specialty fiber optic and copper connectors, fiber optic and copper patch cords, pre-terminated fiber optic and copper cable assemblies, racks, cabinets, datacom enclosures, patch panels, face plates, multi-media boxes and other cable and connectivity management accessories, and are designed to meet the most demanding needs of end-users, delivering a high degree of reliability and outstanding performance characteristics.

OCC® is internationally recognized for pioneering the design and production of fiber optic cables for the most demanding military field applications, as well as of fiber optic cables suitable for both indoor and outdoor use, and creating a broad product offering built on the evolution of these fundamental technologies. OCC also is internationally recognized for its role in establishing copper connectivity data communications standards, through its innovative and patented technologies.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in each of Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC primarily manufactures its fiber optic cables at its Roanoke facility which is ISO 9001:2008 registered and MIL-STD-790F certified, its enterprise connectivity products at its Asheville facility which is ISO 9001:2008 registered, and its military and harsh environment connectivity products and systems at its Dallas facility which is ISO 9001:2008 registered and MIL-STD-790F certified.

Optical Cable Corporation, OCC, Superior Modular Products, SMP Data Communications, Applied Optical Systems, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available on the Internet at www.occfiber.com.

Optical Cable Corp. – Second Quarter 2012 Earnings Release

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Second Quarter 2012 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2012	2011	2012	2011

Net sales	$22,051	$17,184	$39,385	$34,897
Cost of goods sold	13,190	11,241	24,374	22,529

Gross profit	8,861	5,943	15,011	12,368
SG&A expenses	7,410	6,080	13,375	12,061
Royalty income, net	(101)	(237)	(287)	(398)
Amortization of intangible assets	33	107	67	215

Income (loss) from operations	1,519	(7)	1,856	490

Interest expense, net	(140)	(179)	(284)	(328)
Other, net	(2)	6	(2)	37

Other expense, net	(142)	(173)	(286)	(291)

Income (loss) before income taxes	1,377	(180)	1,570	199

Income tax expense (benefit)	470	(43)	510	(4)

Net income (loss)	$907	$(137)	$1,060	$203

Net loss attributable to noncontrolling Interest	(42)	(47)	(81)	(109)

Net income (loss) attributable to OCC	$949	$(90)	$1,141	$312

Net income (loss) attributable to OCC per share: Basic and diluted	$0.15	$(0.02)	$0.18	$0.05

Weighted average shares outstanding:
Basic and diluted	6,391	5,742	6,339	6,262

Cash dividends declared per common share	$0.015	$0.01	$0.03	$0.02

– MORE –

Optical Cable Corp. – Second Quarter 2012 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	April 30, 2012	October 31, 2011

Cash	$1,031	$1,092

Trade accounts receivable, net	12,389	10,798

Inventories	17,942	16,497

Other current assets	2,862	3,136

Total current assets	34,224	31,523

Non-current assets	12,796	13,422

Total assets	$47,020	$44,945

Current liabilities	$8,208	$8,197

Non-current liabilities	9,683	9,025

Total liabilities	17,891	17,222

Total shareholders’ equity attributable to OCC	29,697	28,209

Noncontrolling interest	(568)	(486)

Total shareholders’ equity	29,129	27,723

Total liabilities and shareholders’ equity	$47,020	$44,945

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